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                                                                     EXHIBIT 4.6

                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.
                               5 East 80th Street
                            New York, New York 10021


                                                     August 16, 2000

LB I Group Inc.
3 World Financial Center
New York, New York 10285

Dear Sirs:

     Reference is made to that certain Preferred Stock Purchase Agreement, dated as of February 11, 2000 (the "2000 Purchase Agreement"), by and between Chromatics Color Sciences International, Inc. (the "Company") and LB I Group Inc. (the "Purchaser"), that certain Warrant Agreement, dated as of February 11, 2000 (the "2000 Warrant Agreement"), by and between the Company and the Purchaser, that certain Preferred Stock Purchase Agreement, dated as of June 11, 1999 (the "1999 Purchase Agreement"), by and between the Company and the Purchaser, that certain Warrant Agreement, dated as of June 11, 1999 (the "1999 Warrant Agreement"), by and between the Company and the Purchaser, and the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the relevant provisions of which are attached as Exhibit A to the 2000 Purchase Agreement and Exhibit A to the 1999 Purchase Agreement.

     The Company proposes to enter into a Securities Purchase Agreement (the "Millennium Agreement") with Millennium Partners, L.P. ("Millennium"), pursuant to which the Company would issue and sell to Millennium, and Millennium would purchase, the Shares, the Adjustable Warrant and the Closing Warrant (each as defined in the Millennium Agreement) for an aggregate purchase price of Four Million Dollars ($4,000,000). The exercise price with respect to the Adjustable Warrant, as provided therein, is equal to $.001 per share (as adjusted from time to time as provided therein).

     With respect to the foregoing, the Company proposes the following:

     1. For purposes of Sections 3(8)(d)(ii) and 4(8)(d)(ii) of Paragraph D of Article Fourth of the Certificate of Incorporation, Section 1.1 of the 2000 Purchase Agreement, Section 1.1 of the 1999 Purchase Agreement, Section 11(e) of the 2000 Warrant Agreement and Section 11(e) of the 1999 Warrant Agreement, the exercise price (per share) with respect to the Adjustable Warrant shall be deemed to be equal to Three Million Dollars ($3,000,000) or, Four Million Dollars ($4,000,000) if the second
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closing contemplated by Section 1.1(a)(iii) of the Millennium Agreement takes place, in either case, divided by the sum of (i) the aggregate number of Shares (as defined in the Millennium Agreement) outstanding immediately following the Closing of the initial purchase of Shares contemplated by the Millennium Agreement plus (ii) the aggregate number of Warrant Shares (as defined in the Adjustable Warrant) issuable upon exercise in full of the Adjustable Warrant, as in effect from time to time.

     2. Solely for purposes of the transaction contemplated by the Millennium Agreement, the Purchaser hereby agrees to waive any right or claim that it may have to deem or define the exercise price with respect to the Adjustable Warrant to be other than as provided in Paragraph 1 above.

     If you agree to the foregoing, please so indicate by signing the enclosed counterpart of this agreement and returning it to the undersigned, whereupon this agreement shall become a binding contract between the parties hereto.

                                          Very truly yours,

                                          CHROMATICS COLOR SCIENCES
                                            INTERNATIONAL, INC.

                                          By:
                                             ------------------------------
                                                   Darby S. Macfarlane
                                                   Chairperson of the Board

ACCEPTED AND AGREED TO
THIS ____ DAY OF AUGUST, 2000:

LB I GROUP INC.

By:
   ---------------------------
     Name:
     Title:


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